      [LETTERHEAD OF FIRST VARIABLE LIFE INSURANCE COMPANY APPEARS HERE]

                        A STOCK LIFE INSURANCE COMPANY


FIRST VARIABLE LIFE INSURANCE COMPANY (the "Company") will pay the Death Benefit Proceeds to the Beneficiary upon receipt at our Variable Service Center of due proof of the death of the Surviving Insured while this Policy was in force. On the Maturity Date, the Company will pay the Owner the Cash Surrender Value if either of the Insureds is living and the Policy is in force.

This Policy is issued in return for the Application and payment of the initial Premium Payment. A copy of the Application is attached and made a part of the Policy.

TEN DAY FREE LOOK-- Within ten (10) days of the date of receipt of this Policy, it may be returned by delivering or mailing it to the Company at its Variable Service Center or to the agent through whom it was purchased. When the Company receives this Policy, it will be voided as if it had never been in force. The Company will refund the Account Value, and any deductions for Monthly Charges and Premium Load, computed at the end of the Valuation Period during which this Policy is received by the Company at its Variable Service Center.


          /s/ Arnold R. Bergman              /s/ John M. Soukup
                 Secretary                          President

THIS IS A LEGAL CONTRACT -- READ IT CAREFULLY.

THE ACCOUNT VALUE, CASH SURRENDER VALUE, AND DEATH BENEFIT PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT.

            THE VARIABLE PROVISIONS OF THIS POLICY BEGIN ON PAGE __

                     INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                      JOINT LEGACY LIFE INSURANCE POLICY
                               NON-PARTICIPATING

                               TABLE OF CONTENTS

                                                                                   Begins on
                                                                                      Page
POLICY DATA PAGES                                                                    PD - 1
SECTION  1.           DEFINITIONS                                                      1
SECTION  2.           PREMIUM PAYMENTS
SECTION  3.           DEATH BENEFITS
SECTION  4.           POLICY OPTIONS
SECTION  5.           TRANSFERS
SECTION  6.           ACCOUNT VALUE
SECTION  7.           CHARGES AND DEDUCTIONS
SECTION  8.           SURRENDER AND WITHDRAWALS
SECTION  9.           LOANS
SECTION 10.           OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS
SECTION 11.           GENERAL PROVISIONS
SECTION 12.           PAYOUT OPTIONS
PAYOUT OPTION TABLES

                             [CAPITAL LEGACY VUL]
                               POLICY DATA PAGES

POLICY NUMBER:                [VUL12345]              POLICY DATE:                   [May 15, 1998]

OWNER:                        [JOHN DOE]              MATURITY DATE:                 [May 15, 2048]

INSURED LIFE:                 [JOHN DOE]              SECOND INSURED LIFE:           [JANE DOE]
AGE AND SEX:                  [45 Male]               AGE AND SEX:                   [45 Female]
RATE CLASS:                   [Non-Smoker]            RATE CLASS:                    [Non-Smoker]
INSURANCE CLASS:              [Standard]              INSURANCE CLASS:               [Standard]

JOINT AGE:                    45

FACE AMOUNT:                  [$100,000]
DEATH BENEFIT OPTION          [Option A, unless changed as the Policy provides.]
MINIMUM FACE AMOUNT:          [$ 25,000]

BENEFICIARY:                  [MARY DOE]

PREMIUM:
MINIMUM INITIAL PREMIUM:                              [2 Monthly Minimum Premiums]
MONTHLY MINIMUM PREMIUM:                              [$______]
DEATH BENEFIT GUARANTEE PERIOD:                       [First 10 Policy Years; reduce for over Joint Age 70]
INITIAL GUIDELINE LEVEL PREMIUM:                      [$ __________]
PLANNED PREMIUM/FREQUENCY:                            [$_______/annually]

POLICY OPTIONS:
SEPARATE ACCOUNT:                                     SEPARATE ACCOUNT VL
 [VIST Small Cap Growth Portfolio]                    [VIST Multiple Strategies Portfolio]
 [VIST World Equity Portfolio]                        [VIST High Income Bond Portfolio]
 [VIST Growth Portfolio]                              [VIST Government Bond Portfolio]
 [VIST Growth and Income Portfolio]                   [Federated Prime Money Fund II Portfolio]
 [VIST Matrix Equity]

FIXED ACCOUNT:                                        [Guaranteed Interest Rate: 4.0%]

DELAYED INVESTMENT START DATE:                        [Not Applicable]
DELAYED INVESTMENT START POLICY OPTION:               [Not Applicable]

CHARGES AND DEDUCTIONS:
PREMIUM CHARGE:                                       [Guaranteed not to exceed 6.75% of each Premium
                                                      Payment.  On the Policy Date, the Premium Charge is 0%
                                                      of each Premium Payment.  N.B. This combines a 5%
                                                      premium load with a 1.75% DAC tax charge.]

PREMIUM TAX CHARGE:                                   [Guaranteed not to exceed 2.5% of each Premium
                                                      Payment.  On the Policy Date, the Premium Tax Charge
                                                      is 0% of each Premium Payment.]

                             [CAPITAL LEGACY VUL]
                               POLICY DATA PAGES

CHARGES AND DEDUCTIONS (CONTINUED):
DAILY ASSET CHARGE:                               [The daily asset charge on net assets in each Sub-Account
                                                  is guaranteed not to exceed an annualized rate of 1.20%.
                                                  On the Policy Date, the daily asset charge is equal to an
                                                  annualized rate of 0.90% on the net assets in each
                                                  Sub-Account.]
MONTHLY ADMINISTRATIVE CHARGE:                    [Guaranteed not to exceed $16.00 each Policy Month.  On
                                                  the Policy Date, the charge is $10.00 each Policy Month.]
MONTHLY POLICY BENEFIT CHARGE:                    [Guaranteed not to exceed an annualized rate of 0.30% of
                                                  the Policy's Account Value. ]
MONTHLY POLICY FEE:                               [On the Policy Date, the monthly fee is $_____.  The fee
                                                  will increase if the Face Amount is increased.]
MONTHLY COST OF INSURANCE CHARGE:                 [The maximum rate is based on TABLE OF GUARANTEED RATES
                                                  for the Joint Age and Net Amount at Risk.]
ADDITIONAL BENEFIT RIDERS:
[Estate Protection Rider:]                        An additional amount is added to the monthly cost of
                                                  insurance charge for the first 4 Policy Years, as shown
                                                  in the Table of Estate Protection Rider charges.
[Joint Term Life Insurance Rider:]                An additional amount is added to the monthly cost of
                                                  insurance charge for the amount and period shown in the
                                                  Table of Joint Term Life Insurance Rider charges.
[First-to-Die Term Life Insurance Rider:]         An additional amount is added to the monthly cost of
                                                  insurance charge for the amount and period shown in the
                                                  Table of First-to-Die Term Life Insurance Rider charges.
[Other Insured Term Life Insurance Rider:]        An additional amount is added to the monthly cost of
                                                  insurance charge for the amount and period shown in the
                                                  Table of Other Insured Term Life Insurance Rider charges.
[Joint Accidental Death Benefit Rider:]           An additional amount is added to the monthly cost of
                                                  insurance charge for the amount and period shown in the
                                                  Table of Joint Accidental Death Benefit Rider charges.
[Cash Deposit Benefit Rider:]                     An additional amount is added to the monthly cost of
                                                  insurance charge for the amount and period shown in the
                                                  Table of Cash Deposit Benefit Rider charges.
[Waiver of Monthly Deductions Rider:]             An additional amount is added to the monthly cost of
                                                  insurance charge for the amount and period shown in the
                                                  Table of Waiver of Monthly Deductions Rider charges.

                             [CAPITAL LEGACY VUL]
                               POLICY DATA PAGES

CHARGES AND DEDUCTIONS (CONTINUED):

TRANSACTION CHARGES:
Withdrawals:                                      [Guaranteed not to exceed the lesser of 2% of the
                                                  amount withdrawn or $25 per transaction.  On the
                                                  Policy Date, the charge is $0 per transaction.]
Transfers:                                        [Guaranteed not to exceed $10 per transaction for
                                                  each transfer in excess of 12 in any Policy Year.
                                                  On the Policy Date, there is no charge for
                                                  transfers, regardless of the number effected in
                                                  any Policy Year.]
Surrender:                                        [The surrender charge applicable to the initial
                                                  Face Amount is the Surrender Charge Amount
                                                  multiplied by the applicable Surrender Charge
                                                  Percentage shown.]
Surrender Charge Amount:                          [$_____, equal to 100% of 12 Monthly Minimum
                                                  Premiums up to a maximum of $60 per $1,000 of Face
                                                  Amount for standard rated policies.]

Surrender Charge Percentages:
---------------------------------------------------------------------------------------------------------------
Policy Year          1        2        3        4        5        6        7        8        9       10     11+
---------------------------------------------------------------------------------------------------------------
Percentage        62.5      125      125      125      125      100       80       60       42       20       0
---------------------------------------------------------------------------------------------------------------

[An increase in Face Amount will result in a new Surrender Charge Amount and set of surrender charges for 10 years after the effective date of the increase. No surrender charge is imposed upon a partial decrease in Face Amount, but the full surrender charge will remain in effect for a subsequent surrender. Additional transaction charges, guaranteed not to exceed $250, may be imposed for surrenders made for the benefit of a third party assignee of the Policy pursuant to section 1035 of the Internal Revenue Code.]

TRANSFERS:

FREE TRANSFERS: [Guaranteed minimum of 12 per Policy Year. On the Policy Date, an unlimited number of transfers are permitted.]

MINIMUM ACCOUNT VALUE TO BE TRANSFERRED: [$100 or the Account Value in the selected Policy Option, if less]

RESTRICTIONS ON TRANSFERS FROM THE FIXED ACCOUNT: [Unless otherwise permitted by the Company, Account Value to be transferred from the Fixed Account in any Policy Year may not exceed the greater of: (1) 50% of Fixed Account Value on the Policy Date for transfers during the first Policy Year, or, (2) for transfers after the first Policy Year, the greater of (a) 50% of Fixed Account Value on the immediately preceding Policy Anniversary; or (b) 100% of the Fixed Account Value transferred to other Policy Options during the immediately preceding Policy Year. No transfers of Account Value are permitted from the Fixed Account to other Policy Options after payments begin under a Payout Option.]

VARIABLE SERVICE CENTER: [The Variable Service Center on the Policy Date is located at P.O. Box 1317, Des Moines, IA 50305-1317]

                             [CAPITAL LEGACY VUL]
                               POLICY DATA PAGES

LIMITATIONS ON WITHDRAWALS OF CASH SURRENDER VALUE:

MINIMUM WITHDRAWAL:                    [$100.00]

FREQUENCY:                             [No withdrawals are permitted in the first Policy
                                       Year.]

IMPACT ON DEATH BENEFIT:               [No withdrawal may be made if the Death Benefit
                                       would be reduced below the Minimum Face Amount or
                                       below the amount required to qualify the Policy
                                       as a life insurance contract.

IMPACT ON REMAINING CASH SURRENDER     [No withdrawal may be made if the remaining Cash
 VALUE:                                Surrender Value would be less than the greater
                                       of:  (a) $1,000 or (b) 3 times the most recent
                                       Monthly Deduction.

LIMITATIONS ON REDUCTIONS IN FACE AMOUNT OR CHANGES IN DEATH BENEFIT OPTIONS:

FREQUENCY:                             [No reductions in Face Amount or change in Death
                                       Benefit Options may be requested in the first
                                       Policy Year. After the first Policy Year, the
                                       Death Benefit Option may be changed no more
                                       frequently than once per Policy Year.]

IMPACT ON DEATH BENEFIT:               [No reductions in Face Amount or change in Death
                                       Benefit Options may be made if the Death Benefit
                                       would be reduced below the Minimum Face Amount,
                                       or below the amount required to qualify the
                                       Policy as a life insurance contract.]

LOANS:
MINIMUM LOAN:                                  [$100]
LOAN INTEREST RATE:
Preferred Loan Interest Rate:                  [Equal to an annual rate of 4.0%]
Maximum Loan Interest Rate:                    [Equal to an annual rate of 6.0%]
LOAN ACCOUNT CREDITED INTEREST RATE:           [4% per annum]

BONUSES:
PREMIUM VALUE BONUS:
Premium Value Bonus Factors:
Rate/Insurance Class:                  [Joint Non-Smoker/Joint
                                        Smoker, Preferred, or        Standard

Eligible Policy Years:                    [Year 9 and after]
Non - Guaranteed Premium Value
 Percentage:                                    [5%]

Guaranteed Premium Value Percentage:
                                                [3%]


CASH VALUE BONUS:

                                   -----------------------------------------------------------------------------
Non -Guaranteed Cash Value Bonus       [Cash Accumulation        [Cash Value Bonus Percentage        Years
 Factors:                                   Value]                 Policy Years 9 and after]         21+
                                   -----------------------------------------------------------------------------
                                       [Less than $25,000]               [.00%]                          0
                                   -----------------------------------------------------------------------------
                                       [$25,000 to $100,000]             [.10%]                        .20
                                   -----------------------------------------------------------------------------
                                       [$100,001 to 200,000]             [.20]                         .40
                                   -----------------------------------------------------------------------------
                                       $200,000 and more                  .30                          .50
                                     ---------------------------------------------------------------------------

                             [CAPITAL LEGACY VUL]
                               POLICY DATA PAGES

POLICY EXCHANGES:
Alternative 1                          Alternative 1A:
[RIGHT TO EXCHANGE FOR TWO POLICIES:   [The Company will split the Death Benefit and Cash Accumulation Value of this Policy on the basis stated in the Policy Exchange Endorsement.]
                                       Alternative 1B:
                                       [The Company will split the Death Benefit and Cash Accumulation Value of this Policy on the basis stated in the attached application. The
                                       Owner must make a request in the manner and during the period described in the Policy Exchange Endorsement.]

Alternative 2                          Alternative 2
[NO RIGHT TO EXCHANGE FOR TWO          [The Owner may not elect to split either the Death Benefit or the Cash
POLICIES:]                             Accumulation Value of this Policy.]

                             [CAPITAL LEGACY VUL]
                               POLICY DATA PAGES


                  TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES:
                        (As a percent of Account Value)

                      MINIMUM                        MINIMUM                   MINIMUM
                       DEATH                          DEATH                     DEATH
    JOINT             BENEFIT        JOINT           BENEFIT        JOINT      BENEFIT
     AGE             PERCENTAGE       AGE           PERCENTAGE        AGE     PERCENTAGE
      35 or less        250            57              142             79         105
      36                250            58              138             80         105
      37                250            59              134             81         105
      38                250            60              130             82         105
      39                250            61              128             83         105
      40                250            62              126             84         105
      41                243            63              124             85         105
      42                236            64              122             86         105
      43                229            65              120             87         105
      44                222            66              119             88         105
      45                215            67              118             89         105
      46                209            68              117             90         105
      47                203            69              116             91         104
      48                197            70              115             92         103
      49                191            71              113             93         102
      50                185            72              111             94         101
      51                178            73              109             95         100
      52                171            74              107
      53                164            75              105
      54                157            76              105
      55                150            77              105
      56                146            78              105

The Joint Age is determined by the Company based on the age, sex, Insurance Class and Rate Class for both the First Insured Life and the Second Insured Life. The Joint Age is not adjusted upon the first death.
THE MINIMUM BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE BUT ARE NOT GUARANTEED.

                             [CAPITAL LEGACY VUL]
                               POLICY DATA PAGES

             TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES*

Joint Insured Lives
Rate/Insurance Classes:    Male, Non-Smoker, Preferred
                           Female, Non-Smoker, Preferred



---------------------------------------------------------------------
             Joint                   Joint                    Joint
 Policy     Insured      Policy     Insured      Policy      Insured
  Year       Lives        Year       Lives        Year        Lives
---------------------------------------------------------------------

    0                      19                      38
--------------------------------------------------------------------
    1                      20                      39
--------------------------------------------------------------------
    2                      21                      40
--------------------------------------------------------------------
    3                      22                      41
--------------------------------------------------------------------
    4                      23                      42
--------------------------------------------------------------------
    5                      24                      43
--------------------------------------------------------------------
    6                      25                      44
--------------------------------------------------------------------
    7                      26                      45
--------------------------------------------------------------------
    8                      27                      46
--------------------------------------------------------------------
    9                      28                      47
--------------------------------------------------------------------
   10                      29                      48
--------------------------------------------------------------------
   11                      30                      49
--------------------------------------------------------------------
   12                      31                      50
---------------------------------------------------
   13                      32
---------------------------------------------------
   14                      33
---------------------------------------------------
   15                      34
---------------------------------------------------
   16                      35
---------------------------------------------------
   17                      36
---------------------------------------------------
   18                      37
---------------------------------------------------

* Per $1,000 of Net Amount at Risk. For cost of insurance rates which are not a standard rate class, the Table will be increased by rating factors and/or additional monthly charges.

SECTION 1                               DEFINITIONS
--------------------------------------------------------------------------------

ACCOUNT The Fixed Account and/or one or more of the Sub-Accounts of the Separate Account.

ACCOUNT VALUE             The sum of the Owner's interest (i) in the Sub-Account
                          of the Separate Account; (ii) in the Fixed Account;
                          and, if there is an outstanding Policy loan, (iii) in the Loan Account.

ACCUMULATION UNIT         A unit of measurement used to calculate the Account
                          Value of a Sub-Account of the Separate Account.

ACCUMULATION UNIT VALUE   The value of an Accumulation Unit on a Business Day.

BENEFICIARY               The person, persons or entity who will receive the
                          Death Benefit upon the death of the Surviving Insured.
                          The Beneficiary is stated in the application for this Policy, unless changed in accordance with the Policy provisions.

BUSINESS DAY              Each day the New York Stock Exchange is open for
                          trading, which is Monday through Friday, except for normal business holidays.

COMPANY                   First Variable Life Insurance Company.

CASH ACCUMULATION VALUE   Account Value minus any existing Indebtedness.

CASH SURRENDER VALUE      The amount available upon surrender of the Policy
                          which is equal to the Account Value less all Indebtedness; and reduced by any applicable Surrender
                          Charges due upon surrender.

DEATH BENEFIT             The amount of insurance provided under a Policy on the
                          life of the second to die of the Insureds.

DEATH BENEFIT PROCEEDS    The amount payable on the death of the second to die
                          of the Insureds. This amount is the Death Benefit less
                          Indebtedness and less any due and unpaid Monthly
                          Deduction(s).

FACE AMOUNT               A dollar amount used to determine the Death Benefit
                          under a Policy. It is shown on the Policy Data Pages.

FIXED ACCOUNT             The Fixed Account is the non-loaned portion of the
                          Account Value that is part of the Company's general account. The Fixed Account provides guarantees of principal and interest.

INDEBTEDNESS              All amounts owed to the Company by the Owner. This
                          includes all outstanding loans on this Policy, including any interest due or accrued.

INSUREDS The Insured Person and Second Insured Person as shown on the Policy Data Pages.

JOINT AGE                 The joint equivalent age of the Insureds that is used
                          to calculate the costs and benefits of this Policy.
                          The Joint Age is determined by the Company on the Policy Date and increases by 1 on each Policy
                          Anniversary.

LOAN ACCOUNT              An account established in the Company's general
                          account for any amounts requested for loans.

MATURITY DATE             The Policy Anniversary on or following the 95th
                          birthday of the younger of the Insureds. The date on which the Policy will mature is shown on the Policy
                          Data Pages.

MONTHLY DEDUCTION         The amount deducted from Account Value on the first
                          Business Day of each Policy Month to cover charges and expenses incurred in connection with the Policy and any additional benefit riders.

NET AMOUNT AT RISK        The amount of insurance coverage determined under this
                          Policy for each Policy Month.

NET PREMIUM               The amounts paid for a Policy, less the applicable
                          Premium Load, if any, shown on the Policy Data Pages.

OWNER The person, persons or entity entitled to all ownership rights under the Policy. The Owner is stated on the application for this Policy, unless changed in accordance with Policy provisions.

POLICY ANNIVERSARY        An anniversary of the Policy Date.

POLICY DATE               The date on which the Policy became effective. The
                          Policy Date is shown on the Policy Data Pages. Policy
                          Months and Policy Years are measured from this date.

POLICY OPTION             The Fixed Account or any of the Sub-Accounts of the
                          Separate Account which can be selected under the Policy.

POLICY YEAR               A one year period starting from the Policy Date and
                          from each Policy Anniversary.

PORTFOLIO                 The separate and distinct class of shares that is
                          available as an underlying investment of a Sub-
                          Account. On the Policy Date, each Sub-Account invests exclusively in a Portfolio stated on the Policy Data
                          Pages.

PREMIUM PAYMENT           An amount paid to the Company to provide benefits
                          under this Policy.

SEPARATE                  A separate investment account of the Company,
ACCOUNT                   designated on the Policy Data Pages.

SUB-ACCOUNT               A segment of the Separate Account.

SURVIVING INSURED         The insured person who remains alive after the first
                          death of the Insureds that occurs while the Policy is in force.

VALUATION PERIOD          The period of time between the close of one Business
                          Day and the close of business for the next succeeding
                          Business Day.

VARIABLE SERVICE CENTER   The Company's administrative service center for this
                          Policy. The mailing address for the Variable Service
                          Center on the Policy Date is shown on the Policy Data
                          Pages, or such other location as we may designate.

                              Other terms are defined in the Policy.

SECTION 2                     PREMIUM PAYMENTS
--------------------------------------------------------------------------------

GENERAL The Minimum Initial Premium Payment shown on the Policy Data Pages is due on or before the Policy Date. The Owner may make additional Premium Payments at any time during the lifetime of either of the Insureds, subject to the Premium Limitations.

PLANNED PREMIUMS          The Owner may elect, within limits specified by the
                          Company, to pay premium on a pre-determined schedule.
                          The Planned Premiums on the Policy Date, if any, are shown on the Policy Data Pages.

PREMIUM LIMITATIONS       The Company will refuse any premium payment that may
                          cause this Policy not to be treated as life insurance for tax purposes. The Company reserves the right to require satisfactory evidence of insurability before accepting any additional Premium Payment that would increase the then current Death Benefit. The Company may require that any Indebtedness be repaid prior to accepting any additional premium.

ALLOCATION OF PREMIUM     Each Premium Payment is allocated to the Fixed Account
                          and/or one or more Sub-Accounts of the Separate
                          Account after deduction of the Premium Load, if any, shown on the Policy Data Pages. The portion of a Net
                          Premium allocated to a Sub-Account of the Separate
                          Account is converted into Accumulation Units. The number of Accumulation Units in a Sub-Account credited to this Policy is determined by dividing (a) by (b), where:

                          (a) is the amount of Premium Payment to be allocated
                              to that Sub-Account; and

                          (b) is the dollar value of the Accumulation Unit Value
                              for that Sub-Account.

                          It is generally calculated by the Company as of the end of the Valuation Period during which the Company receives a Premium Payment at its Variable Service Center.

                          Except as described in the Delayed Investment Start Date paragraph, the initial Net Premium is allocated in accordance with the selection made by the Owner in the application. Unless otherwise changed by the Owner, any additional Premium Payment is allocated in the same manner as the initial Premium Payment. Allocation of Premium Payments is subject to the terms and conditions imposed by the Company.

DELAYED INVESTMENT        If a Delayed Investment Start Date is shown on the
START DATE                Policy Data Pages, the Premium Payment for this
                          Policy, less the Premium Load, will be allocated to the Delayed Investment Start Policy Option shown on the Policy Data Pages in lieu of allocation to any other Sub-Account Policy Option. Account Value will be transferred from the Delayed Investment Start Policy
                          Option on the Business Day immediately following the Delayed Investment Start Date to any other Sub-Account
                          Policy Option in accordance with the initial instructions of the Owner.

                          The allocation of a Premium Payment to the Fixed Account is not affected by a Delayed Investment Start Date. Any Premium Payment received after a Delayed Investment Start Date will be allocated to any Policy Option then available under this Policy in accordance with the Owner's direction.

MONTHLY MINIMUM PREMIUM   The Monthly Minimum Premium on the Policy Date is
                          shown on the Policy Data Pages. Payment of a sufficient amount of Monthly Minimum Premiums guarantees that the Policy will remain in force during the Death Benefit Guarantee Period shown on the Policy
                          Data Pages, as long as there are no withdrawals or Policy loans taken during that time. Payment of Monthly Minimum Premiums is sufficient if, on the first Business Day of each Policy Month during the Death Benefit Guarantee Period, (a) is equal to or greater than (b) where:

                          (a) is the sum of Premium Payments, minus any Indebtedness, minus any withdrawals and any applicable transaction charges deducted; and

                          (b) is the Monthly Minimum Premium multiplied by the number of elapsed Policy Months, plus the Monthly Minimum Premium for the current Policy Month.

                          The Monthly Minimum Premium amount will be increased if the Face Amount is increased, or other benefits added, during the Death Benefit Guarantee Period.

GRACE PERIOD              If sufficient Monthly Minimum Premiums are not paid
                          during the Death Benefit Guarantee Period, the Policy will enter a grace period on the first Business Day of any Policy Month where the Cash Surrender Value is not sufficient to cover the current Monthly Deduction and accrued interest on any Policy loans. After the Death
                          Benefit Guarantee Period, the Policy will enter a grace period on the first Business Day of any Policy
                          Month where the Cash Surrender Value is not sufficient to cover the current Monthly Deduction and accrued interest on Policy loans.

                          A grace period of 61 days from the applicable Business Day will be allowed for the payment of a minimum required premium. The Company will send a grace period notice to the Owner's last known address that will show the minimum required premium for the grace period. This is the amount necessary to cover the Monthly Deduction(s) due under the Policy plus an amount equal to three times the current Monthly Deduction. If the minimum required premium is not paid by the end of the grace period, the Policy will lapse without value. If the Surviving Insured dies during the grace period, the Company will pay the Death Benefit Proceeds.

REINSTATEMENT             If a grace period ends and the Owner has neither paid
                          the minimum required premium nor surrendered the
                          Policy for its Cash Surrender Value, the Owner may
                          reinstate the Policy by:

                          (a) submitting a written request at any time within 3
                              years after the end of the grace period and prior to the Maturity Date;

                          (b) providing evidence of insurability satisfactory to
                              the Company on both Insureds;

                          (c) paying a sufficient Premium to cover all charges
                              that were due and unpaid during the grace period;

                          (d) paying an additional Premium sufficient the keep
                              the Policy in force for 3 Policy Months from the date of reinstatement; and

                          (e) repaying any Indebtedness against the Policy that
                              existed at the end of the grace period.

                          No reinstatement is permitted if only the Surviving Insured is alive at the time of the request.

                          A reinstatement will be effective on the first business Day of the Policy Month beginning on or after the Company's approval. The Account Value of the reinstated Policy will be the Account Value at the time of lapse plus the amount in (d) above. Other terms and conditions of the reinstated policy will be subject to the Company's administrative procedures. The Surrender Charges set forth on the Policy Data pages will be reinstated as of the Policy Year in which the Policy lapsed.

SECTION 3                                DEATH BENEFITS
--------------------------------------------------------------------------------

GENERAL This Policy is designed to provide a Death Benefit that is payable when the last of the Insureds dies. As long as the Policy remains in force, a Death Benefit is payable upon the death of the Surviving Insured. Upon receipt of proof of death of both Insureds and receipt of any applicable Payout Option election, the Company will pay the Death Benefit Proceeds to the Beneficiary. The Owner may elect for the Death Benefit Proceeds to be paid in a single sum or under a Payout Option by written request to the Company at its Variable Service Center. The Company must receive the election at its Variable Service Center before the death of the Surviving Insured. If no Payout Option is in effect upon the death of the Surviving Insured, the Beneficiary may elect a Payout Option under the Payout Option provisions of this Policy in lieu of a single sum.

                          The Death Benefit is based on the Death Benefit Option in effect on the date of the Surviving Insured's death; and any increases or decreases to the Face Amount.

DEATH BENEFIT OPTIONS     DEATH BENEFIT OPTION A. Under this option, the Death
                          Benefit is the greater of: (a) the Face Amount or (b) the Account Value times the applicable percentage of Death Benefit factors shown on the Policy Data Pages.

                          DEATH BENEFIT OPTION B. Under this option, the Death Benefit is the greater of: (a) the Face Amount plus the Account Value or (b) the Account Value times the applicable percentage of Death Benefit factors shown on the Policy Data Pages.

                          The Death Benefit Option in effect on the Policy Date is shown on the Policy Data pages.

CHANGE IN DEATH BENEFIT   DEATH BENEFIT OPTION. The Owner may make a written
OPTIONS AND FACE AMOUNT   request to the Variable Service Center to change the
                          Death Benefit Option, subject to any limitations shown on the Policy Data pages.

                          A change from Death Benefit Option A to Death Benefit Option B will cause the Face Amount to decrease by the amount of the Account Value.

                          The Company reserves the right to require satisfactory evidence of insurability on both Insureds before permitting a change from Death Benefit Option B to Death Benefit Option A. If approved, the change will cause the Face Amount to be increased by the amount of the Account Value.

                          FACE AMOUNT INCREASES. During the lifetime of both Insureds, the Owner may make a written request to the Variable Service Center to increase the Face Amount, subject to any limitations shown on the Policy Data pages.

                          For a change that would increase the Face Amount, the Company may require evidence of insurability on either or both Insureds. The Company may restrict any requested increases in Face Amount to minimums and maximums that vary with the Insureds' ages, Insurance Classes and Rate Classes. If the Face Amount is increased during the Death Benefit Guarantee Period shown on the Policy Data Pages, the Monthly Minimum Premium will be increased. The increase in Monthly Minimum Premium will begin on the first Business Day of the Policy Month on which the increase in Face Amount is effective. An increase in Monthly Minimum Premium will remain in effect for the remainder of the Death Benefit Guarantee Period. The Company will calculate the increase in Monthly Minimum Premium based on the Insureds' ages, sex, additional Face Amount, Insurance Classes and Rate Classes.

                          FACE AMOUNT DECREASES. The Owner may make a written request to the Variable Service Center to decrease the Face Amount, subject to any limitations shown on the Policy Data pages.

                          Any reduction of Face Amount will be in the following order:

                          . against the most recent increase in insurance; then

                          . against the next most recent increases; then

                          . against the initial Face Amount.

                          EFFECTIVE DATE OF CHANGE. A change will take effect on the first Business Day of the Policy Month coinciding with or next following the date the Company approves the request.

PAYMENT OF DEATH BENEFIT  The amount of the Death Benefit is determined on the
PROCEEDS date the Company receives proof of the death of both Insureds. The Death Benefit Proceeds actually paid to the Beneficiary are equal to the Death Benefit reduced by any Indebtedness and any due and unpaid Monthly Deductions and increased by the amounts, if any, payable under any optional additional benefit riders in effect on the date of the Insured's death. The Death Benefit Proceeds will be determined by the Company as of the date of the Surviving Insured's death. All Death Benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

                          The Company will require due proof of death before payment of a Death Benefit. For these purposes, "due proof of death" means:

                          (a) a certified death certificate;

                          (b) a certified decree of a court of competent
                              jurisdiction as to the finding of death; or

                          (c) any other proof satisfactory to the Company.


BENEFICIARY OTHER THAN    Unless the Owner provides otherwise, the Death Benefit
A SINGLE PERSON           will be paid in equal shares to the survivor(s) as
                          follows:

                          (a) to the primary Beneficiary(ies) who survive the
                              death of the Insured; or if there are none,

                          (b) to the contingent Beneficiary(ies) who survive the
                              death of the Insured; or if there are none,

                          (c) to the estate of the Owner.


SECTION 4                             POLICY OPTIONS
--------------------------------------------------------------------------------

THE SEPARATE ACCOUNT      The Separate Account is a separate investment account
AND THE SUB-ACCOUNTS      of the Company. It is shown on the Policy Data Pages.
                          The Company has allocated a part of its assets for this and certain other policies to the Separate
                          Account. The assets of the Separate Account are the property of the Company. The Company guarantees that the portion of the Separate Account assets equal to the Company's reserves and other policy liabilities with respect to the Separate Account shall not be chargeable with the liabilities arising out of any other business the Company may conduct.

                          Assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company. The Separate Account is segmented into Sub-Accounts. Each Sub-Account available under this Policy on the Policy Date invests its assets exclusively in shares of one of the Portfolios shown on the Policy Data Pages.

                          The investment policy of the Separate Account shall not be changed without approval of the Insurance Commissioner of the Company's state of domicile. On the Policy Date, the Company's state of domicile is Arkansas. A statement of the approval process is on file with that state's Insurance Department.

SUB-ACCOUNT     The Owner may allocate Net Premium to one or more of the Sub-
INVESTMENT      Accounts that correspond to the Portfolios shown on the Policy
OPTIONS         Data Pages. The Company may, from time to time, invest Separate
                Account assets in additional mutual funds, portfolios of mutual funds, or other investments. The Owner may be permitted to transfer Account Value or allocate Net Premium to these additional Separate Account investments. However, the right to make any transfer will be limited by the terms and conditions imposed by the Company.

                If the shares of any Portfolio, or of any other Separate Account investment, become unavailable for investment by the Separate Account, or if the Company's Board of Directors deems further investment in these shares inappropriate or inadvisable, the Company may limit further purchase of these shares and may substitute shares of another Portfolio or other investment vehicle for shares already purchased under this Policy. The Company also may, in its discretion, remove Portfolios for transfers or new investments. In making these and any other changes, the Company will comply with all applicable legal requirements and, if required, it will seek Owner approval.

FIXED           The Owner may allocate a Premium Payment to the Fixed Account.
ACCOUNT         Interest will be credited to amounts allocated to the Fixed
OPTION          Account as described in the "Account Value - Fixed Account
                Value" provision of this Policy.

SECTION 5                TRANSFERS
--------------------------------------------------------------------------------

TRANSFERS       In any Policy Year, the Owner may transfer Account Value among
AMONG POLICY    Policy Options without the imposition of any transaction fee if
OPTIONS         there have been no more than the guaranteed minimum number of free transfers shown on the Policy Data Pages. The Company may from time to time: (a) increase the number of permitted free transfers; or (b) decrease the number of permitted free transfers, but not below the guaranteed minimum number of free transfers. No transfers are permitted, however, until the end of a Delayed Investment Start Date, if any, shown on the Policy
                Data Pages. The amount of Account Value which may be transferred from the Fixed Account to other Policy Options will be subject, without limitation, to the specific restrictions, if any, shown on the Policy Data Page.

                All amounts and Accumulation Unit Values will be determined as of the end of the Valuation Period in which the Company receives the transfer request.

                If more than the permitted number of free transfers have been made in the Policy Year, the Company will deduct any applicable transaction fee described in Section 7 of this Policy for each subsequent transfer.

GENERAL         The minimum amount of Account Value that can be transferred is
REQUIREMENTS    shown on the Policy Data Pages. The minimum amount of Account
FOR TRANSFERS   Value, if any, which must remain in a Policy Option after a transfer from it is shown on the Policy Data Pages.

                Any transfer instruction must be in a form satisfactory to the Company, and received by the Company at its Variable Service Center. Without limitation, any such instruction must clearly specify the amount to be transferred and the Policy Options to be affected. The Company will not be liable for transfers made in accordance with instructions by, or on behalf of, the Owner.

                The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privileges described above.

SECTION  6                       ACCOUNT VALUE
--------------------------------------------------------------------------------

GENERAL The Account Value on any Business Day is the sum of the Owner's interest (a) in the Sub-Accounts of the Separate Account; (b) in the Fixed Account; and (c) if there is an outstanding Policy loan, in the Loan Account. The value of the Owner's interest in a Sub-Account is determined by multiplying the number of Accumulation Units attributable to that Sub-Account by the Accumulation Unit Value for that Sub-Account.

ACCUMULATION    The number of Accumulation Units in a Sub-Account credited to
UNIT VALUE      this Policy is determined by dividing the amount to be allocated to that Sub-Account by the Accumulation Unit Value for that Sub-
                Account as of the end of the Valuation Period when that allocation is to be effective. An amount to be allocated may be derived from a Premium Payment, loan repayment, Premium Value
                Bonus, or a transfer of Account Value into a Sub-Account. The
                Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the assets in that Sub-
                Account and will be determined on each Valuation Date by multiplying the Accumulation Unit Value of the Sub-account on each Valuation preceding Valuation Date by a Net Investment
                Factor for that Sub-Account for the Valuation Period then ended.
                The Net Investment Factor for each Sub-Account is generally equal to the net asset value per share of the applicable portfolio at the end of the Valuation Period (plus the per share amount of any dividend or capital gains distribution paid by that Portfolio in the Valuation Period then ended) divided by the net asset value per share of the corresponding Portfolio at the beginning of the Valuation Period and induced by the daily equivalent rate of the mortality and expense Risk charge.

FIXED ACCOUNT   The Company guarantees that it will credit interest to the
VALUE           Account Value in the Fixed Account at a rate not less than the minimum guaranteed interest rate shown on the Policy Data Pages.
                The Company may credit additional amounts of interest from time to time in its sole discretion. The Company determines interest rates in advance, and credits interest daily to Fixed Account
                Value in dollars.

MINIMUM         The Company reserves the right to transfer Account Value from
VALUE           any Policy Option if on any Business Day the Account Value in
REQUIRED IN     the Policy Option is less than $100. In such event, the Account
ANY POLICY      Value will be transferred to the Policy Option with the highest
OPTION          Account Value.

PREMIUM         This Policy will be eligible for a Premium Value Bonus credit at
VALUE           the start of the first Eligible Policy Year shown on the Policy
BONUS           Data Pages. To be eligible, the cumulative amount of premiums paid on the first Business Day of the first Eligible Policy
                Year, less the amount of Indebtedness and withdrawals taken by the Owner, must be at least equal to the product of the Monthly
                Minimum Premium times the number of elapsed Policy Months.

                If the eligibility requirement is met, a Premium Value Bonus will be credited each Policy Month:

                . starting on the first Business Day of the first Eligible Policy Year;

                . based on the guaranteed Premium Value Bonus factors shown on the Policy Data Pages; but only if

                . the cumulative amount of premiums paid on the last Business Day of the immediately preceding Policy Month, less the amount of Indebtedness and withdrawals taken by the Owner, is at least equal to the product of the current Monthly Minimum Premium times the number of elapsed Policy Months.

                Any Premium Value Bonus credited will be at least equal to the product of the current Monthly Minimum Premium times the guaranteed annual Premium Value Percentage rate shown on the Policy Data Pages.

                Additional Bonuses may be credited from time to time at the Company's sole discretion based on "current" Premium Value Bonus factors. The current Premium Value Bonus factors (including an annual Premium Value Percentage rate) on the Policy Date, which may be changed by the Company at any time without notice, are shown on the Policy Data Pages.

CASH VALUE      After a Policy has been continuously in force for the first
BONUS           eight Policy Years, Cash Value Bonus amounts may be credited monthly to Account Value. Cash Value Bonuses, if any, are based on the Cash Accumulation Value at the end of the last Business
                Day of the immediately preceding Policy Month and the applicable
                Cash Value Bonus Percentage rate then in effect. The Cash Value
                Bonus annual percentage rate on the Policy Date is shown on the Policy Data Pages. The rate is not guaranteed and may be increased, decreased, or eliminated by the Company in its sole discretion.

ALLOCATION      Any Premium Value Bonus and Cash Value Bonus will be allocated
OF BONUSES      among the Fixed Account and the Sub-Accounts of the Separate
                Account on a pro rata basis based on the Account Value in each, or by any other method approved by the Company in advance. The
                Company will credit amounts by adding values to the Fixed
                Account and/or crediting additional Accumulation Units of the applicable Sub-Accounts to the Account Value. Bonuses are not allocated to the Loan Account.

SECTION 7                   CHARGES AND DEDUCTIONS
--------------------------------------------------------------------------------
Various charges and deductions are made from Premium Payments, Account Value and the Separate Account. These are:


PREMIUM         The Premium Charge and Premium Tax Charge, as shown on the
CHARGE AND      Policy Data Pages, is deducted from each Premium Payment. The
PREMIUM TAX     Company may from time to time, reduce the amount of either, or
CHARGE          both, below the applicable guaranteed amount shown on the Policy
                Data Pages.

MONTHLY         On the first Business Day of each Policy Month, the Company will
DEDUCTIONS      take a Monthly Deduction to cover charges and expenses incurred in connection with the Policy. This amount will be taken by subtracting values from the Fixed Account and/or canceling
                Accumulation Units from each applicable Sub-Account. The deductions will be in the ratio that the value of each Policy
                Option bears to the Cash Accumulation Value, or by any other method selected by the Owner and acceptable to the Company. The amount taken will vary from month to month.

                The monthly deductions are comprised of the following charges:

                ADMINISTRATIVE CHARGE: The Company deducts an Administrative Charge for the amount shown on the Policy Data Pages.

                MONTHLY POLICY BENEFIT CHARGE: The Company deducts a Monthly Policy Benefit Charge for the amount shown on the Policy Data Pages.

                MONTHLY POLICY FEE: The Company deducts a Monthly Policy Fee for the amount shown on the Policy Data Pages based on the Face Amount on the Policy Date. The Company may adjust this amount if the Face Amount increases.

                The Company may from time to time reduce the amount of any guaranteed charge shown.

                COST OF INSURANCE: The Company deducts a Cost of Insurance Charge from the Cash Accumulation Value on the first Business Day of each Policy Month.

                The Cost of Insurance Charge for any Policy Month is determined by: (a) subtracting the Account Value from the Death Benefit;
                (b) dividing the net amount by 1.003273739; and (c) multiplying the results by the current cost of insurance rate divided by 1,000. The cost of insurance rate is based on Policy Year and the Insureds' sex, ages, Insurance Classes and Rate Classes. The Company will determine the rates, but they will never be more than the guaranteed rates shown on the Policy Data Pages.

                The maximum cost of insurance charges do not exceed the cost of insurance rates based on the 1980 Commissioner's Standard Ordinary Mortality Table, age, Rate Class and sex.

                ADDITIONAL BENEFIT RIDER CHARGES: The charges for optional additional benefit riders attached to the Policy, will be deducted monthly as specified in the rider.

DAILY           Each Business Day, the Company will deduct an asset charge which
DEDUCTIONS      is equal to a percentage of the net assets in each Sub-Account of the Separate Account for this class of Policy. The asset charge is guaranteed by the Company not to exceed the guaranteed rate shown on the Policy Data Pages.

                The Company may from time to time, assess an asset charge for this class of Policy that is less than the guaranteed maximum rate. The asset charge on the Policy Date is as shown on the Policy Data pages.

INCOME TAXES    The Company reserves the right to reduce the Account Value for federal income taxes of the Separate Account if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The Company will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a Company reserve for taxes and whether or not it was sufficient.

TRANSACTION     The Company reserves the right to assess transaction charges
CHARGES         shown on the Policy Data Pages for:

                .   transfers of Account Value described in Section 5 -
                    TRANSFERS;

                . surrender or withdrawals of Cash Surrender Value as described in Section 8 -SURRENDER AND WITHDRAWALS; and

                . loans using the Policy as security as described in Section 9 -LOANS.

                The Company may from time to time, reduce the amount of any guaranteed transaction charge shown on the Policy Data pages.


ALLOCATION OF   Transaction charges will be deducted pro-rata from Account Value
TRANSACTION     in each Policy Option prior to the transaction, or by any other
CHARGES         method approved by the Company in advance of the transaction. If the entire interest in a Sub-Account or the Fixed Account is being transferred, the pro-rata portion of any applicable transaction fee will be deducted from the amount that is transferred.


SECTION 8                  SURRENDER AND WITHDRAWALS
--------------------------------------------------------------------------------

SURRENDER       The Owner may surrender this Policy for its Cash Surrender Value at any time while either of the Insureds is living by written request to the Company at its Variable Service Center. The Cash
                Surrender Value of the surrendered Policy will be determined as of the Business Day when a surrender request is received at the Company's Variable Service Center. The Owner may request to have all or part of the Cash Surrender Value applied to a Payout
                Option. The Company's liability for the Death Benefit terminates upon a surrender of the Policy.

WITHDRAWALS     After the first Policy Year, the Owner may request to make a withdrawal of a portion of the Cash Surrender Value. The amount requested must be not less than the Minimum Withdrawal amount shown on the Policy Data Pages. Any request is subject to any limitations on withdrawals shown on the Policy Data pages. A permitted withdrawal will cause a reduction in the Account Value and Death Benefit by the sum of : (a) the amount of the Cash
                Surrender Value withdrawn; and (b) any applicable transaction charge shown on the Policy Data pages.

                A permitted withdrawal will result in the cancellation of Accumulation Units from each applicable Sub-Account Policy Option or a reduction in Fixed Account Value in the ratio that the Account Value in the Policy Option bears to the Cash Accumulation Value. If Death Benefit Option A is in effect, a withdrawal will reduce the Face Amount by the withdrawal plus any applicable transaction charges. The Owner may request in writing in advance if a different method for canceling Accumulation Units or reducing Fixed Account Value is desired. The Company reserves the right to disapprove any such request.


SURRENDER       The Surrender Charge is shown on the Policy Data Pages, and is
CHARGE          based on the Face Amount on the Policy Date. The charge may vary depending on the elapsed period during which the Surrender
                Charge applies. An additional Surrender Charge may apply if the Face Amount is increased.

                The Company will apply the Surrender Charge to a surrender by subtracting values from the Fixed Account and/or canceling Accumulation Units credited to this Policy.


SUSPENSION OR   The Company generally will pay amounts from the Separate Account
DEFERRAL OF     for a surrender, withdrawal, Policy loan or transfer within
PAYMENTS        seven (7) days of receipt of a request in good order. The
                Company reserves the right, however, to suspend or postpone such payments for any period when:

                (a) the New York Stock Exchange is closed;

                (b) trading on the New York Stock Exchange is restricted;

                (c) an emergency exists as a result of which disposal of
                    securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

                (d) during any other period when the Securities and Exchange
                    Commission, by order, so permits for the protection of Owner(s).

                The Company reserves the right to defer payment for a surrender, withdrawal, Policy loan or transfer from the Fixed Account for the period permitted by law, but not for more than six months after written election is received by the Company.

SECTION 9                            LOANS
--------------------------------------------------------------------------------

GENERAL The Owner may borrow money and use the Policy as security for the Indebtedness at any time after the Free Look period. The Company will usually make the loan within seven (7) days of the date a loan request is received at the Variable Service Center.

                The maximum amount available as a loan is equal to 90% of the Account Value less the sum of Surrender Charges and Indebtedness. The minimum Policy loan amount is shown on the Policy Data Pages.

                A Policy loan reduces the Account Value in the Sub-Accounts and Fixed Account by the amount of the loan. Account Value equal to the amounts loaned is transferred from the Fixed Account and the Separate Account to the Loan Account when the loans are made. The amounts transferred will be taken in proportion to the Account Value in each Sub-Account and the Fixed Account, unless another method is requested in advance and agreed to by the Company. Interest is credited monthly to the Loan Account at the equivalent of the minimum guaranteed annual interest rate shown on the Policy Data Pages.

                The amount taken from the Policy's Sub-Accounts as a result of a loan does not participate in the investment experience of the Sub-Accounts. Therefore, the Death Benefit and Account Value of the Policy can be permanently affected by a Policy loan, even if it is repaid. In addition, any proceeds payable under a Policy are reduced by the amount of any Indebtedness.

                Interest accrues daily and will be payable in arrears at the end of each Policy Month. Any interest not paid when due will be added to the Indebtedness and bear interest in the same manner. An amount equal to the unpaid interest will be deducted from the Account Value in the Policy Options and transferred to the Loan Account on the first Business Day of the next Policy Month.

                A loan repayment increases the Account Value in the Sub-Accounts and Fixed Account by the amount of the repayment. Policy loan repayments are attributed to the Sub-Accounts and Fixed Account from which an amount was taken as a result of the loan, unless another method is requested in advance and agreed to by the Company.

REGULAR LOANS   Indebtedness as a result of a Regular Loan will be charged interest at the maximum loan interest rate(s) shown on the Policy Data Pages. Any money borrowed under this Policy is treated as a Regular Loan until a Preferred Loan Event occurs.
                When a Preferred Loan Event occurs, Indebtedness that is then attributable to a Regular Loan is automatically converted within seven (7) Business Days to a Preferred Loan, up to the Preferred
                Loan Limit described below.

                After the first Policy Year, the Owner may qualify for a Preferred Loan. To qualify, the Policy must have a Cash Accumulation Value of at least $25,000 on the most recent Policy Anniversary. This is called a "Preferred Loan Event." During the Policy Year immediately following a Preferred Loan Event, the Owner may request a Preferred Loan at the Preferred Loan Rate shown on the Policy Data Pages. If Cash Accumulation Value is less than $25,000 on a Policy Anniversary, no new Preferred Loans may be taken during the immediately following Policy Year. Loans that do not qualify for Preferred Loan status are treated as Regular Loans.

                The maximum amount available for a Preferred Loan in any qualifying Policy Year is the Preferred Loan Limit less the amount of any Indebtedness converted from a Regular Loan to a Preferred Loan for that Policy Year. The "Preferred Loan Limit" in any Policy Year is 15% of the Cash Accumulation Value on the immediately preceding Policy Anniversary. A Preferred Loan will reduce the amount available as a Regular Loan.

IMMEDIATE       A loan repayment will be due on the first Business Day of a
LOAN            Policy Month if (a) exceeds (b), where:
REPAYMENT

                (a) is the amount of Indebtedness; and

                (b) the excess of the Policy's Account Value over any Surrender
                    Charge that would be due if the Policy were surrendered.

                A period of 61 days will be allowed from the first day of such Policy Month for a loan repayment. The Company will send a notice to the Owner or assignee, if any. The Policy will terminate without value 61 days after the mailing of the notice unless a sufficient repayment is made during that period. A repayment is sufficient if it is large enough to reduce the total Indebtedness to an amount equal to:


                (a) the Policy's Account Value less the Surrender Charge; plus

                (b) an amount sufficient to continue the Policy in force for 3 months.

                The Company will send such notice to the Owner's last known address. If the Insured dies during the loan repayment period, the Death Benefit Proceeds will be payable as stated in the Death Benefits section.

                A loan repayment must be designated as such. Otherwise, the Company may treat the payment as a Premium Payment.

SECTION 10     OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

OWNERSHIP       The Owner has all rights under this Policy. The Owner is the person designated in the Application, unless changed during the lifetime of the Insured. Upon the death of the Owner, his or her estate will become the Owner unless a successor Owner has been named. The Owner's rights under the Policy terminate when the Insured dies.

ASSIGNMENT      The Owner may, at any time during the lifetime of the Insured, assign his or her rights under this Policy. The Company will not be bound by any assignment until the Company receives written notice at its Variable Service Center. The Company is not responsible for the validity or tax consequences of any assignment. The Company will not be liable as to any payment or other settlement made by the Company before receipt of the assignment.

BENEFICIARY     The Beneficiary on the Policy Date is as named on the
                Application.

CHANGE OF       A request to change the designated Owner or Beneficiary must be
DESIGNATIONS    made in writing and received by the Company at its Variable
                Service Center. The change will become effective as of the date the written request is signed. A new designation will not apply to any payment made or action taken by the Company prior to the time it records the change, and the Company shall be released from any further liability with respect to any such payment made or action taken.

                OWNER: The Owner may change the Owner at any time while the Surviving Insured is alive. A change of Owner will automatically revoke any prior designation of Owner.

                BENEFICIARY: Subject to the rights of any irrevocable Beneficiary(ies), the Owner may change the primary Beneficiary(ies) or contingent Beneficiary(ies). A permitted change of Beneficiary will automatically revoke any prior designation of Beneficiary.

SECTION 11               GENERAL PROVISIONS
--------------------------------------------------------------------------------

THE POLICY          The entire contract consists of this Policy; the Application which is attached to this Policy; and any riders or endorsements attached to this Policy.

                    This Policy may be changed or altered only by the President or Vice President and the Secretary of the Company. A change or alteration must be made in writing.


INCONTEST-ABILITY   Generally, the Company can challenge the validity of the
                    Policy or any rider to the Policy during the lifetime of each of the Insureds for two years from the Policy Date, based on misrepresentations made in the application. The
                    Company can challenge an increase in Death Benefit requiring evidence of insurability for two years during the lifetime of each of the Insureds from the date of the increase.
                    However, there is no time limit on the Company's right to challenge all or part of the Policy if either of the Insureds dies within the two-year period.

                    Optional benefit riders to this Policy may have different provisions for incontestability.

                    Any reinstatement will be incontestable after that reinstatement has been in force for two years from its effective date during the lifetime of each of the Insureds. Any contest will then be based only on the information provided on the application for reinstatement.

SUICIDE Suicide of both the Insureds, or of the Surviving Insured, while sane or insane, within two years from the Policy Date is a risk not assumed under this Policy. The Company's liability for such suicides is limited to the Cash Surrender Value. When the laws of the state in which this Policy is delivered require less than a two-year period, the period will be as stated in such law.

MATURITY PROCEEDS   If either of the Insureds is living on the Maturity Date,
                    the Company will pay the Owner the Cash Surrender Value on the Maturity Date upon surrender of this Policy. In such case, the Policy will terminate and the Company will have no further obligations under the Policy.

RIGHT TO EXCHANGE   During the first 24 months after the Policy Date, if the
FOR A FIXED BENEFIT Policy has not lapsed, there is an unconditional right to
POLICY              transfer all of the Account Value in the Sub-Accounts to
                    the Fixed Account without any transaction charge.

MISSTATEMENT OF     If the age or sex of either of the Insureds is misstated
AGE OR SEX          in any application for benefits under this Policy, the
                    Death Benefit will be the amount provided by the correct age and sex.

MODIFICATION        This Policy may be modified and the Company may take any
                    other action in order to maintain compliance with applicable state and federal law, including tax law requirements for treatment of life insurance. The Company also has the right, at any time, to:

                    . combine two or more Policy Options, or withdraw assets relating to the Policies from one Policy Option and put them into another;

                    . operate the Separate Account under the direction of a committee or discharge such a committee at any time;

                    . operate the Separate Account, or one or more Policy Options, in any other form the law allows, including a form that allows the Company to make direct investments. The Separate Account may be charged advisory fees and other operating expenses if its investments are made directly rather than through another investment company, so long as the overall level of charges and expenses that can be imposed on the Policies, directly or indirectly, is not increased; and

                    . operate the Separate Account without registration as an investment company.

CONFORMITY WITH     This Policy is subject to the laws of the state where the
LAWS                Policy was delivered. If any part of it does not follow
                    that law, it will be treated as if it does.

NON-PARTICIPATING   This Policy is nonparticipating. It will not participate in any dividend or distribution of the Company's surplus.

PROTECTION OF       To the extent permitted by law, Death Benefits shall be
PROCEEDS            free from legal process and the claim of any creditor if the person is entitled to them under this Policy. No payment and no amount under this Policy can be taken or assigned in advance of its payment date unless the Company receives the Owner's written consent.

REPORTS At least once each calendar year, the Company will furnish the Owner with a report showing the Account Value and any other information as may be required by law. Reports will be sent to the last known address of the Owner.

SECTION 12                      PAYOUT OPTIONS
--------------------------------------------------------------------------------

GENERAL The Policy's Death Benefit Proceeds and Cash Surrender Value can be paid in one sum, or all or part of the Proceeds may be paid under a Payout Option. If a Payout Option is selected for the payment of Cash Surrender Value, any Withdrawal Charges and Indebtedness will be deducted from the Account Value before the first payment is made.

                    Prior to the death of the Surviving Insured, the Owner may elect: (a) for Cash Surrender Value to be paid under a Payout Option; (b) for Death Benefit Proceeds to be paid under a Payout Option; and (c) to change a previously elected Payout Option for Death Benefit Proceeds. Any election must be by written request to the Variable Service Center.

                    If no election by the Owner is in effect at the death of the Surviving Insured, the Beneficiary may elect that Death Benefit Proceeds be paid as a single sum or under a Payout Option. A Beneficiary may only elect payment under a Payout Option during the sixty-day period beginning with the date of receipt of proof of death.

PAYOUT OPTIONS      The following Payout Options or any other Payout Option
                    acceptable to the Company may be selected:

                    OPTION A. LIFE ANNUITY: Monthly payments during the life of the payee.

                    OPTION B. LIFE ANNUITY WITH PERIODS CERTAIN OF 120 MONTHS:
                    Monthly payments during the lifetime of the payee and in any event for one hundred twenty (120) months.

                    OPTION C. FIXED PAYMENTS FOR A PERIOD CERTAIN: Fixed monthly payments for any specified period (at least five years but not exceeding thirty years), as selected.

                    OPTION D. DEATH BENEFIT PROCEEDS REMAINING WITH THE COMPANY:
                    Proceeds from the Death Benefit left with the Company. The Death Benefit Proceeds will remain in the Fixed Account and be credited with interest by the Company at a rate of not less than 4%. Full and partial withdrawals may be made at any time with no Withdrawal Charge.

                    The minimum amount of each payment under these Payout Options will be based on the applicable Payout Tables shown. The dollar amount of a payment for Ages or combination of Ages not shown in the Tables or for any other form of Payout Option agreed to by the Company will be provided by the Company upon request. If the payee dies during a period certain (Payout Options B or C), the remaining payments attributable to Death Proceeds will be made to the estate of the Beneficiary. The Beneficiary may elect to have the commuted value of the remaining payments paid in a single sum instead. The Company will determine the commuted value by discounting the remaining payments at its then current interest rate used for commutation.

EVIDENCE OF PROOF   The Company may require satisfactory evidence of the age of
OF AGE OR SURVIVAL  any person or his or her continued survival for payments under a lifetime payment option.


                  OPTIONS A AND  B - LIFETIME PAYMENT OPTIONS
             MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED


AGE OF PAYEE    LIFE    10 YEAR & LIFE    AGE OF PAYEE    LIFE    10 YEAR & LIFE

     50         4.68         4.64              70         7.27         6.80
     51         4.75         4.70              71         7.51         6.96
     52         4.82         4.77              72         7.77         7.14
     53         4.89         4.84              73         8.06         7.31
     54         4.97         4.92              74         8.36         7.49
     55         5.06         4.99              75         8.69         7.67
     56         5.15         5.08              76         9.04         7.86
     57         5.24         5.16              77         9.42         8.04
     58         5.34         5.25              78         9.84         8.22
     59         5.45         5.35              79        10.28         8.40
     60         5.56         5.45              80        10.76         8.57
     61         5.69         5.56              81        11.28         8.74
     62         5.82         5.67              82        11.83         8.90
     63         5.96         5.79              83        12.43         9.05
     64         6.11         5.92              84        13.07         9.18
     65         6.27         6.05              85        13.76         9.31
     66         6.44         6.19
     67         6.63         6.33
     68         6.83         6.48
     69         7.04         6.63



                OPTION C - FIXED PAYMENTS FOR A PERIOD CERTAIN
             MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED


 YEARS   MONTHLY PAYMENT   YEARS    MONTHLY PAYMENT    YEARS    MONTHLY PAYMENT

   1     Not available     11           9.31           21           5.81
   2     Not available     12           8.69           22           5.64
   3     Not available     13           8.17           23           5.49
   4     Not available     14           7.72           24           5.35
   5         18.32         15           7.34           25           5.22

   6         15.56         16           7.00           26           5.10
   7         13.59         17           6.71           27           5.00
   8         12.12         18           6.44           28           4.90
   9         10.97         19           6.21           29           4.80
   10        10.06         20           6.00           30           4.72


For quarterly payments, multiply the monthly payment rate by 3.01. For semi-annual payments, multiply by 6.05. For annual payment, multiply by 12.22.

         [LOGO OF FIRST VARIABLE LIFE INSURANCE COMPANY APPEARS HERE]

                        A STOCK LIFE INSURANCE COMPANY



THE ACCOUNT VALUE, CASH SURRENDER VALUE, AND DEATH BENEFIT PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT.



                     INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                      JOINT LEGACY LIFE INSURANCE POLICY
                               NON-PARTICIPATING

                     FIRST VARIABLE LIFE INSURANCE COMPANY
                             LITTLE ROCK, ARKANSAS

                          EXCHANGE RIGHT ENDORSEMENT

This Endorsement is made part of the Policy to which it is attached, and is effective upon the Policy Date:

Section 11 GENERAL PROVISIONS of the Policy is amended to include the following:

RIGHT TO EXCHANGE   GENERAl.  Subject to any limitations and requirements shown
FOR TWO POLICIES    below, this Policy may be exchanged for two policies of
                    individual life insurance. The Owner may elect this exchange only upon the occurrence of an Exchange Event.

                    EXCHANGE EVENTS. An Exchange Event occurs if this Policy is in force on the date of any of the following events:

                    . Divorce - The Business Day on or next following the sixtieth day day after a divorce between the Insureds is effective. The Insureds must, however, have been married to each other on the Policy Date.

                    . Tax Law Change - The Business Day on or next following the effective date of an amendment to the Code that eliminates a marital deduction used for purposes of computing federal estate and gift taxes. The Insureds must, however, have been married to each other on the Policy Date.

                    . Dissolution or Bankruptcy of Partnership - If the Insureds are general partners in an active partnership on the Policy Date, the Business Day on or next following the date the partnership is dissolved or ordered and adjudged to be bankrupt.

                    . Dissolution or Bankruptcy of Closely Held Corporation - If the Insureds are officers, directors or shareholders in the same closely held business corporation on the Policy Date, the Business Day on or next following the date the corporation is dissolved or ordered and adjudged to be bankrupt. Shares of a closely held corporation may not be publicly traded or listed on a regional or national exchange.

                    ELECTION LIMITATIONS. The right to exchange for two policies is not available if any of the following apply:

                    . Either of the Insureds is not alive on the date of the exchange;

                    . Either of the Insureds is older than the maximum issue age permitted by the Company (or its affiliate) for the new policies; or

                    . The Policy is in a Grace Period or receiving benefits from any disability rider on the date of the exchange.

RIGHT TO EXCHANGE   ELECTION REQUIREMENTS.  An exchange for two policies may be
FOR TWO POLICIES    elected by the Owner:
(CONTINUED)         .    For a period not to exceed 180 days following the
                         occurrence of any Exchange Event listed above (the election period for a divorce begins 60 days after the divorce is effective); and

                    . By submitting a written request that is received by the Company at its Variable Service Center during the 180 day election period; and

                    . By returning this Policy for cancellation with the written request.

                    EXCHANGED POLICIES. Each of the new policies to be issued upon an exchange will be issued by the Company, or an affiliate of the Company:

                    . On the life of one of the Insureds, and payable upon the death of that insured if the exchanged policy is then in effect;

                    . As an individual variable life insurance policy in a form then available for such exchanges;

                    . For an initial death benefit amount that does not exceed 50% of the Death Benefit of this Policy on the date of exchange, reduced by 50% of any Indebtedness and by any optional rider benefits then in effect under this Policy;

                    . For an account value that does not exceed 50% of the Cash Accumulation Value under this Policy on the date of the exchange; Without the transfer or revival of any Indebtedness under this Policy on the date of exchange;

                    . Without the transfer of any amount in the Loan Account under this Policy on the date of exchange, and any such amount will be used to repay any Indebtedness under this Policy on the date of exchange;

                    . With an extended death benefit guarantee rider, if an extended death benefit guarantee rider is in effect for this Policy on the date of exchange;

                    . Without any other optional additional benefit riders, unless the request for exchange includes evidence of insurability on the applicable insured that is satisfactory to the Company;

                    . With provisions for suicide exclusion and incontestability that reflect the Policy Date of this Policy;

                    . With provisions for withdrawal or surrender charges that do not reflect the Policy Date of this Policy; and

                    . Without any transaction charges being imposed under this Policy for the exchange.

Signed on behalf of the Company on the Policy Date.

/s/ [SIGNATURE ILLEGIBLE]^^                /s/ [SIGNATURE ILLEGIBLE]^^
----------------------------------         -----------------------------------
          Secretary                                    President
                     FIRST VARIABLE LIFE INSURANCE COMPANY
                             Little Rock, Arkansas

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